EXHIBIT 99.1




Contact:      Brad Allen
              Vice President, Corporate Communications & Investor Relations
              (651) 704-5818

                           FOR IMMEDIATE RELEASE

           Imation Corp. Outlines Plans for Use of Proceeds from
             Sale of Medical Imaging Systems Business to Kodak

          OAKDALE, Minn. (December 1, 1998) -- Imation Corp. (NYSE:IMN) today announced that it intends to pay down outstanding debt and certain lease obligations totaling approximately $360 million and expects to establish a new credit facility. The company anticipates it will resume open market purchase of its common stock in the first quarter of 1999. This follows an earlier announcement of the sale of its medical imaging businesses to Eastman Kodak Company (NYSE:EK). (See: Kodak Completes Acquisition of Imation's Medical Imaging Business; Business Wire; December 1, 1998.)

          Bill Monahan, Imation chairman and chief executive officer said:
"With the sale of our medical imaging business, we achieve significant financial flexibility and strength with which to build shareholder value. We will implement a more optimal capital structure and lower our coverall cost of capital through a new credit facility by the end of this year. We intend to resume share repurchase in the first quarter of next year. We recognize the significant value-creating opportunity a share repurchase program will have and view the resumption of our repurchase activity both as a recognition of the current value of the stock and as a critical part of our commitment to building long-term shareholder value."

          The company is scheduled to report its fourth quarter financial results in early February, and under standard regulatory guidelines would be precluded from open market purchases until the results are released. Therefore, the company anticipates it would likely resume share repurchase once the fourth quarter results have been reported.


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Imation has authorization for the repurchase of up to 3.5 million shares out ofapproximately 39 million shares outstanding.

          The sale of Imation's medical imaging systems business was announced August 3, 1998. Kodak is making an initial payment of $389 million in cash for the businesses in North America, Latin America, and Asia, and over the next six months Imation will receive an additional $143 million associated with the medical imaging businesses in Europe, as these businesses are acquired by Kodak. Imation will no longer report the financial results of these European businesses as part of its operations.

          Approximately 1,600 Imitation employees worldwide are transferring to Kodak and Kodak has acquired Imation medical imaging systems facilities in Minnesota, Oregon and California. Imation will retain its Ferrania, Italy manufacturing facility. As part of the agreement, Imation will supply conventional x-ray film and wet laser film from its Ferrania facility to Kodak for two years.

          The completion of today's transaction also settles civil litigation concerning certain intellectual property disputes between the companies in the United States and Italy.

          Further commenting on the transaction, Monahan said: "Strategy is about making choices and the sale of our medical imaging operations, including our DryView laser imaging film and systems business, is a positive and important strategic step forward. This transaction has captured the full value of the business and enables us to concentrate our efforts on those businesses where we have significant technological expertise, leverageable market strength, and strong profitable growth opportunities. We intend to sharpen our focus on future growth opportunities in data storage, image and color management products and solutions as well as strengthen our offerings in color proofing."



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          Imation supplies a variety of products and services worldwide for the information and image management industry, specializing in imaging and data storage solutions. In 1997, the Company generated revenues of approximately $2.2 billion. Imation employs approximately 8,400 people worldwide and is based in Oakdale, Minnesota.

          Additional information about Imation is available on the Company's Web site at www.imation.com or by calling Imation toll-free at 1-888-466-3456. To receive recent earnings and new releases, corporate information and related shareholder services, call Imation's toll-free shareholder information line at 1-888-IMN-NYSE (1-888-466- 6973).

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        Certain information contained in this news release
          which does not relate to historical financial
         information may be deemed to constitute forward
           looking statements within the meaning of the
        Private Securities Litigation Reform Act of 1995.
         Such statements are subject to certain risks and
          uncertainties which could cause the Company's
        actual results in the future to differ materially
         from its historical results and those presently
        anticipated or projected. Among these factors are
         the successful closing of the announced sale of
        businesses, the company's ability to meet its cost
             reduction or revenue growth targets, the
        competitive pricing environment, foreign currency
         fluctuations, and the market acceptance of newly
        introduced products as well as various factors set
        forth in the Company's filings with the Securities and Exchange Commission, including its 1997 Annual
                       Report on Form 10-K.